Exhibit 23.2

Consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-140782) and related Prospectus of Argan, Inc. for the registration of 2,653,335 shares of its common stock and to the incorporation by reference therein of our report dated May 10, 2006, with respect to the consolidated financial statements of Argan, Inc. at January 31, 2006 and for the year then ended, included in its Annual Report on Form 10-KSB for the year ended January 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
May 11, 2007